   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 28, 2000

                                                       REGISTRATION NO. 333-____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                   ETOYS INC.

             (Exact name of Registrant as specified in its charter)

                         DELAWARE                                                    95-4633006
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)
                  12200 W. OLYMPIC BLVD.                                         PETER JUZWIAK, ESQ.
               LOS ANGELES, CALIFORNIA 90064                                       GENERAL COUNSEL
                      (310) 998-6000                                           12200 W. OLYMPIC BLVD.
    (Address, including zip code, and telephone number,                     LOS ANGELES, CALIFORNIA 90064
 including area code, of registrant's principal executive                          (310) 998-6000
                         offices)                             (Name, address, including zip code, and telephone number,
                                                                     including area code, of agent for service)

                         ------------------------------

                                   Copies to:

                              GREGG A. NOEL, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED             PROPOSED
                                                                         MAXIMUM              MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED          PER SHARE        OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, par value $0.0001 per share        60,467,480(1)         $1.1719(2)           $70,861,840            $18,708

(1) Shares of common stock that may be offered pursuant to this registration statement consist of 50,430,888 shares of common stock issuable upon conversion of or issuance of common stock dividends on the outstanding 4,000 shares of Series D Convertible Preferred Stock and 10,036,592 shares of common stock issuable upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we included (i) 69,090,595 shares, representing 200% of the number of shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock, determined as if the Series D Convertible Preferred Stock were converted in full at the conversion price of $1.1579 as of November 27, 2000; plus (ii) 2,239,292 shares, representing 200% of the number of shares of common stock issuable in lieu of cash dividends payable on the Series D Convertible Preferred Stock, assuming an applicable conversion price of $1.1579; plus (iii) 10,036,592 shares, representing 200% of the number of shares of common stock issuable upon exercise of the warrants; plus (iv) an indeterminate number of shares that may be issued as the result of any stock split, stock dividend, recapitalization, exchange or similar transaction pursuant to Rule 416 of the Securities Act; less (v) the amount of shares of common stock issuable upon conversion of or as payment of dividends in lieu of cash on the Series D Convertible Preferred Stock or upon exercise of the warrants, that have not been sold as of November 27, 2000 under the registration statement on Form S-3 (File No. 333-40018) initially filed on June 23, 2000, and declared effective on June 30, 2000.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average high and low prices of the common stock on November 22, 2000, as reported by the Nasdaq National Market.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                               60,467,480 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

    This prospectus relates to 60,467,480 shares of our common stock which may be sold from time to time by the selling securityholders, including their transferees, pledgees or donees or their successors.

    The shares are being registered to permit the selling securityholders to sell the shares from time to time in the public market. The securityholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section "Plan of Distribution" beginning on page 33. We cannot assure you that the selling securityholders will sell all or any portion of the common stock offered under this prospectus.

    Our common stock is quoted on the Nasdaq National Market under the symbol "ETYS". On November 27, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $2.00 per share.

    Our corporate offices are located at 12200 W. Olympic Boulevard, Los Angeles, California 90064. Our telephone number at that location is (310) 998-6000.

    Investment in the securities involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS
                                   PROSPECTUS

                                                                PAGE
                                                              --------
Risk Factors................................................      3

Information Regarding Forward-Looking Statements............     20

The Company.................................................     21

Use of Proceeds.............................................     22

Description of Capital Stock................................     22

Selling Securityholders.....................................     31

Plan of Distribution........................................     33

Legal Matters...............................................     34

Experts.....................................................     34

Where You Can Find More Information.........................     35

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                              RISKS RELATED TO THE
                            SERIES D PREFERRED STOCK

THE CONVERSION OF THE SERIES D PREFERRED SHARES AND THE EXERCISE OF THE RELATED WARRANTS COULD RESULT IN SUBSTANTIAL NUMBERS OF ADDITIONAL SHARES BEING ISSUED IF OUR MARKET PRICE DECLINES.

    On June 12, 2000, we issued 10,000 shares of our series D convertible preferred stock, $10,000 stated value per share, and warrants to purchase 5,018,296 shares of our common stock with a current warrant exercise price of $7.17375 per share. The series D preferred shares convert at a floating rate based on the market price of our common stock, provided the conversion price may not exceed $25.00 per share, subject to adjustment. As a result, the lower the price of our common stock at the time of conversion, the greater the number of shares the holder will receive. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, see the table on page 25 under "Description of Capital Stock--Preferred Stock--Series D Convertible Preferred Stock--Conversion."

    To the extent the series D preferred shares are converted or dividends on the series D preferred shares are paid in shares of common stock rather than cash, a significant number of shares of common stock may be sold into the market, which could decrease the price of our common stock and encourage short sales. Short sales could place further downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of the series D preferred shares, sales of which could further depress the price of our common stock. In addition, in accordance with an agreement with the selling securityholders, due to a recent market price decline of our common stock, we are required to register a greater number of shares of our common stock issuable upon conversion of the series D preferred shares and exercise of the related warrants.

    The conversion of and the payment of dividends in shares of common stock in lieu of cash on the series D preferred shares may result in substantial dilution to the interests of other holders of our common stock. Even though no selling securityholder may convert its series D preferred shares if upon such conversion the selling securityholder together with its affiliates would have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of series D preferred shares which have not been converted and upon exercise of warrants which have not been exercised, this restriction does not prevent a selling securityholder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual selling securityholder could eventually sell more than 9.99% of our outstanding common stock while never holding more than 9.99% at any specific time.

    As of November 27, 2000, 6,000 series D preferred shares, with an aggregate stated value of $60.0 million, had been converted into 25,279,899 shares of our common stock, representing an average conversion price of $2.37 per share of common stock.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE.

    Some events could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in eToys. We may issue additional shares of common stock or preferred stock:

    - to raise additional capital or finance acquisitions,

    - upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock, and/or

    - in lieu of cash payment of dividends.

    As of September 30, 2000, other than the warrants issued to the holders of series D preferred shares, there were outstanding warrants to acquire an aggregate of 4,000 shares of common stock, and there were outstanding options to acquire an aggregate of 28,701,671 shares of common stock. If converted or exercised, these securities will dilute the percentage ownership of common stock by existing stockholders. These securities, unlike the common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions, and, in some cases, major corporate announcements. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase. In addition, as disclosed in the preceding risk factor, the number of shares that may be issued upon conversion of or payment of dividends in lieu of cash on the series D preferred shares could increase substantially if the market price of our common stock decreases during the period the series D preferred shares are outstanding.

    For example, the number of shares of common stock that we would be required to issue upon conversion of the outstanding 4,000 series D preferred shares, excluding shares issued as accrued dividends, would increase from approximately
34.5 million shares, based on the applicable conversion price of $1.1579 per share as of November 27, 2000, to approximately:

    - 46.1 million shares if the applicable conversion price decreased 25%;

    - 69.1 million shares if the applicable conversion price decreased 50%; or

    - 138.2 million shares if the applicable conversion price decreased 75%.

    On September 12, 2000, in accordance with Nasdaq Rule 4460, which generally requires stockholder approval for the issuance of securities representing 20% or more of an issuer's outstanding listed securities, and under the terms of the agreement pursuant to which we sold the series D preferred shares and related warrants, we obtained stockholder approval of the shares of common stock issuable upon conversion of the series D preferred shares. Accordingly, there is no limit on the amount of shares that could be issued upon conversion of the series D preferred shares.

    On November 15, 2000, we delivered a conversion notice to the selling securityholders requiring the conversion of an aggregate of 2,000 series D preferred shares no later than December 31, 2000, of which 1,400 shares have been converted into 12,482,581 shares of our common stock as of November 27, 2000. In addition, we also entered into an agreement with the selling securityholders under which we agreed to deliver another conversion notice to them on or before January 1, 2001, requiring the conversion of an aggregate of at least 1,000 series D preferred shares. On November 27, 2000, we delivered a conversion notice to the selling securityholders requiring the conversion of an aggregate of 1,000 series D preferred shares.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL.

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and upon conversion of and issuance of common stock dividends on the series D preferred shares and exercise of the related warrants, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of September 30, 2000, we had outstanding 129,192,187 shares of common stock and options to acquire an aggregate of 28,701,671 shares of common stock, of which 6,454,599 options were vested and exercisable. As of September 30, 2000, of the shares that are currently outstanding, 67,492,230 are freely tradeable in the public market and 61,699,957 are tradeable in the public market subject to the restrictions, if any, applicable under Rule 144 and Rule 145 of the Securities Act of 1933, as amended. All shares acquired upon exercise of options will be freely tradeable in the public market.

    In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) one percent of the number of shares of common stock then outstanding (which for eToys was 1,291,922 shares as of September 30, 2000) or
(b) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Sales by stockholders of a substantial amount of our common stock could adversely affect the market price of our common stock.

WE MAY BE REQUIRED TO PAY SUBSTANTIAL PENALTIES TO THE HOLDERS OF THE SERIES D PREFERRED SHARES AND RELATED WARRANTS IF SPECIFIC EVENTS OCCUR.

    In accordance with the terms of the documents relating to the issuance of the series D preferred shares and the related warrants, we are required to pay substantial penalties to a holder of the series D preferred shares under specified circumstances, including, among others,

    - the nonpayment of dividends on the series D preferred shares in a timely manner,

    - our failure to deliver shares of our common stock upon conversion of the series D preferred shares or upon exercise of the related warrants after a proper request,

    - the nonpayment of the redemption price at maturity of the series D preferred shares, or

    - a registration statement relating to the series D preferred shares and related warrants is unavailable to cover the resale of the shares of common stock underlying such securities.

    Such penalties are generally paid in the form of interest payments, subject to any restrictions imposed by applicable law, on the amount that a holder of series D preferred shares was entitled to receive on the date of determination.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES FUTURE FORECASTING DIFFICULT.

    We were incorporated in November 1996. We began selling products on our Web site in October 1997. As a result of our limited operating history, it is difficult to accurately forecast our net sales and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales, and our expenses are to a large extent fixed. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

WE ANTICIPATE FUTURE LOSSES AND NEGATIVE CASH FLOW.

    We expect operating losses and negative cash flow to continue for the foreseeable future. Among other things, the sources of such losses will include costs and expenses related to:

    - brand development, marketing and other promotional activities;

    - the expansion of our inventory management and distribution operations;

    - the continued development of our Web site and consumer-driven technology, transaction processing systems and our computer network;

    - the expansion of our product offerings and Web site content;

    - development of relationships with strategic business partners; and

    - international operations.

    As of September 30, 2000, we had an accumulated deficit of $339.9 million. We incurred net losses of $53.4 million for the quarter ended September 30, 2000.

    Also, as a result of our acquisition of BabyCenter, we have recorded a significant amount of goodwill, the amortization of which will significantly reduce our earnings and profitability for the foreseeable future. The recorded goodwill of approximately $189.0 million is being amortized over a five-year period. To the extent we do not generate sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired and could be subject to earlier write-off. In such event, our net loss in any given period could be greater than anticipated and the market price of our stock could decline.

    Our ability to become profitable depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. For more details, see the sections "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" each of which is incorporated by reference into this prospectus, and below under the heading "We Have a Significant Amount of Debt and May Have Insufficient Cash Flow to Satisfy Our Debt Service Obligations. In Addition, the Amount of Our Debt Could Impede Our Operations and Flexibility".

WE HAVE A SIGNIFICANT AMOUNT OF DEBT AND MAY HAVE INSUFFICIENT CASH FLOW TO SATISFY OUR DEBT SERVICE OBLIGATIONS. IN ADDITION, THE AMOUNT OF OUR DEBT COULD IMPEDE OUR OPERATIONS AND FLEXIBILITY.

    We have a significant amount of debt and debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on our indebtedness, including from cash and cash equivalents on hand, we will be in default under the terms of our indebtedness. For more details regarding our ability to make payments on our indebtedness, see the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is incorporated by reference into this prospectus.

    Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

    - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

    - limiting our flexibility in planning for, or reacting to, changes in our business;

    - placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

    - making us more vulnerable to a downturn in our business or the economy generally;

    - requiring us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures; and

    - requiring us to maintain specific financial ratios and comply with other restrictive covenants in our existing and future agreements governing our debt obligations, which if we are unable to meet, could cause a default under such agreements.

    To be able to meet our debt service requirements we must successfully implement our business strategy. We cannot assure you that we will successfully implement our business strategy or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors.

    To implement our business strategy, we will need to seek additional financing. If we are unable to obtain such financing on terms that are acceptable to us, we could be forced to dispose of assets to make up for any shortfall in the payments due on our debt under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consist of intangible assets, the value of which will depend upon a variety of factors, including without limitation, the success of our business. As a result, we cannot assure you that our assets could be sold quickly enough, or for amounts sufficient, to meet our obligations. For an additional risk related to financing, see above under the heading "We May Issue Additional Shares and Dilute Your Ownership Percentage".

ANY FAILURE BY US TO SUCCESSFULLY EXPAND OUR DISTRIBUTION OPERATIONS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

    Any failure by us to successfully expand our distribution operations to accommodate increases in demand and customer orders would have a material adverse effect on our business prospects, financial condition and operating results. Under such circumstances, the material adverse effects may include, among other things, an inability to increase net sales in accordance with the expectations of securities analysts and investors; increases in costs that we may incur to meet customer expectations; increases in fulfillment expenses if we are required to rely on more expensive fulfillment systems than anticipated or incur additional costs for balancing merchandise inventories among multiple distribution facilities; loss of customer loyalty and repeat business from customers if they become dissatisfied with our delivery services; and damage to our reputation and brand image arising from uncertainty with respect to our distribution operations. These risks are greatest during the fourth calendar quarter of each year, when our sales increase substantially relative to other quarters and the demand on our distribution operations increases proportionately.

In addition, consistent with industry practice for online retailers, we notify our customers via our Web site that we cannot guarantee all products ordered after a specified date in December will be delivered by Christmas day, which may deter potential customers from purchasing from us following that date. Since our limited operating history makes it difficult to accurately estimate the number of orders that may be received during the fourth calendar quarter, we may experience either inadequate or excess fulfillment capacity during this quarter, either of which could have a material adverse impact on us. The occurrence of one or more of these events would be likely to cause the market price of our common stock to decline.

    We currently conduct our distribution operations through six facilities operated by us, consisting of an approximately 763,000 square foot facility in Ontario, California; an approximately 105,000 square foot facility in Commerce, California; two adjacent facilities totaling approximately 1.2 million square feet in Pittsylvania County, Virginia; an approximately 272,000 square foot facility in Greensboro, North Carolina; and an approximately 108,000 square foot facility in Belgium. We have in the past and continue to devote substantial resources to the expansion of our distribution operations among these facilities. This expansion may cause disruptions in our business as well as unexpected costs. We are not experienced with coordinating and managing distribution operations in geographically distant locations. This may result in increased costs as we seek to meet customers' expectations, balance merchandise inventories among our distribution facilities and take other steps that may be necessary to meet the demands placed on our distribution operations, particularly during the fourth calendar quarter of the year. Despite the fact that we devote substantial resources to the expansion and refinement of our distribution operations, there can be no assurance that our existing or future distribution operations will be sufficient to accommodate increases in demand and customer orders.

IF WE EXPERIENCE PROBLEMS IN OUR DISTRIBUTION OPERATIONS, WE COULD LOSE
CUSTOMERS.

    We rely upon third-party carriers for product shipments, including shipments to and from our distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with such carriers' ability to provide delivery services to meet our shipping needs. In addition, failure to deliver products to our customers in a timely and accurate manner would damage our reputation and brand. We also depend upon temporary employees to adequately staff our distribution facilities, particularly during the holiday shopping season. If we do not have sufficient sources of temporary employees, we could lose customers.

OUR OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.

    Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may decline significantly.

    Factors that may harm our business or cause our operating results to fluctuate include the following:

    - our inability to obtain new customers at reasonable cost, retain existing customers, or encourage repeat purchases;

    - decreases in the number of visitors to our Web site or our inability to convert visitors to our Web site into customers;

    - the mix of children's products, including toys, video games, books, software, videos, music, hobby products, party goods and baby-oriented products sold by us;

    - seasonality;

    - our inability to manage inventory levels or control inventory shrinkage;

    - our inability to manage our distribution operations;

    - our inability to adequately maintain, upgrade and develop our Web site, the systems that we use to process customers' orders and payments or our computer network;

    - the ability of our competitors to offer new or enhanced Web sites, services or products;

    - price competition;

    - an increase in the level of our product returns;

    - fluctuations in the demand for children's and baby products associated with movies, television and other entertainment events;

    - our inability to obtain popular children's products, including toys, video games, books, software, videos, music, hobby products, party goods and baby-oriented products from our vendors;

    - fluctuations in the amount of consumer spending on children's products, including toys, video games, books, software, videos, music, hobby products, party goods and baby-oriented products;

    - the termination of existing or failure to develop new marketing relationships with key business partners;

    - the extent to which we are not able to participate in cooperative advertising campaigns with major brand names as we have done in the past;

    - increases in the cost of online or offline advertising;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

    - unexpected increases in shipping costs or delivery times, particularly during the holiday season;

    - technical difficulties, system downtime or Internet brownouts;

    - government regulations related to use of the Internet for commerce or for sales and distribution of children's products, including toys, video games, books, software, videos, music, hobby products, party goods and baby-oriented products; and

    - economic conditions specific to the Internet, online commerce and the children's and baby products industries.

    A number of factors will cause our gross margins to fluctuate in future periods, including the mix of children's products, including toys, video games, books, software, videos, music, hobby products, party goods and baby-oriented products sold by us, inventory management, inbound and outbound shipping and handling costs, the level of product returns and the level of discount pricing and promotional coupon usage. Any change in one or more of these factors could reduce our gross margins in future periods. For more details, see the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is incorporated by reference into this prospectus.

BECAUSE WE EXPERIENCE SEASONAL FLUCTUATIONS IN OUR NET SALES, OUR QUARTERLY RESULTS WILL FLUCTUATE AND OUR ANNUAL RESULTS COULD BE BELOW EXPECTATIONS.

    We have historically experienced and expect to continue to experience seasonal fluctuations in our net sales. These seasonal patterns will cause quarterly fluctuations in our operating results. In particular, a disproportionate amount of our net sales have been realized during the fourth calendar quarter and we expect this trend to continue in the future.

    In anticipation of increased sales activity during the fourth calendar quarter, we hire a significant number of temporary employees to bolster our permanent staff and we significantly increase our inventory levels. For this reason, if our net sales were below seasonal expectations during this quarter, our annual operating results could be below the expectations of securities analysts and investors.

    Due to our limited operating history, it is difficult to predict the seasonal pattern of our sales and the impact of such seasonality on our business and financial results. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel and warehousing and order shipment activities and may cause a shortfall in net sales as compared to expenses in a given period. For more details, see the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is incorporated into this prospectus by reference.

WE FACE SIGNIFICANT INVENTORY RISK BECAUSE CONSUMER DEMAND CAN CHANGE FOR PRODUCTS BETWEEN THE TIME THAT WE ORDER PRODUCTS AND THE TIME THAT WE RECEIVE THEM.

    We carry a significant level of inventory. As a result, the rapidly changing trends in consumer tastes in the market for children's products, including toys, video games, books, software, videos, music, hobby products, party goods and baby-oriented products, subject us to significant inventory risks. It is critical to our success that we accurately predict these trends and do not overstock unpopular products. The demand for specific products can change between the time the products are ordered and the date of receipt. We are particularly exposed to this risk because we derive a majority of our net sales in the fourth calendar quarter of each year. Our failure to sufficiently stock popular toys and other products in advance of such fourth calendar quarter would harm our operating results for the entire fiscal year.

    In the event that one or more products do not achieve widespread consumer acceptance, we may be required to take significant inventory markdowns, which could reduce our net sales and gross margins. This risk may be greatest in the first calendar quarter of each year, after we have significantly increased inventory levels for the holiday season. We believe that this risk will increase as we open new departments or enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any such increase would subject us to additional inventory risks. For more details, see the sections "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" each of which is incorporated by reference into this prospectus.

BECAUSE WE DO NOT HAVE LONG-TERM OR EXCLUSIVE VENDOR CONTRACTS, WE MAY NOT BE ABLE TO GET SUFFICIENT QUANTITIES OF POPULAR CHILDREN'S PRODUCTS IN A TIMELY MANNER. AS A RESULT, WE COULD LOSE CUSTOMERS.

    If we are not able to offer our customers sufficient quantities of toys or other products in a timely manner, we could lose customers and our net sales could be below expectations. Our success depends on our ability to purchase products in sufficient quantities at competitive prices, particularly for the holiday shopping season. As is common in the industry, we do not have long-term or exclusive arrangements with any vendor or distributor that guarantee the availability of toys or other children's products for resale. Therefore, we do not have a predictable or guaranteed supply of toys or other products.

TO MANAGE OUR GROWTH AND EXPANSION, WE NEED TO IMPROVE AND IMPLEMENT FINANCIAL AND MANAGERIAL CONTROLS AND REPORTING SYSTEMS AND PROCEDURES. IF WE ARE UNABLE TO DO SO SUCCESSFULLY, OUR RESULTS OF OPERATIONS WILL BE IMPAIRED.

    Our rapid growth in personnel and operations has placed, and will continue to place, a significant strain on our management, information systems and resources. In addition, with the acquisition of BabyCenter, we added over 160 new employees, including managerial, technical and operations personnel, and have been required to assimilate substantially all of BabyCenter's operations into our operations. Further, during 1999 and 2000, we continued to expand our distribution operations, which now include six facilities operated by us, consisting of an approximately 763,000 square foot facility in Ontario, California; an approximately 105,000 square foot facility in Commerce, California; two adjacent facilities totaling approximately 1.2 million square feet in Pittsylvania County, Virginia; an approximately 272,000 square foot facility in Greensboro, North Carolina; and an approximately 108,000 square foot facility in Belgium. We have in the past and continue to devote substantial resources to the expansion of our distribution operations among these facilities. This expansion may cause disruptions in our business as well as unexpected costs. We are not experienced with coordinating and managing distribution operations in geographically distant locations.

    In order to manage this growth effectively, we need to continue to improve our financial and managerial controls and reporting systems and procedures. If we continue to experience a significant increase in the number of our personnel and expansion of our distribution operations, our existing management team may not be able to effectively train, supervise and manage all of our personnel or effectively oversee all of our distribution operations. In addition, our existing information systems may not be able to handle adequately the increased volume of information and transactions that would result from increased growth. Our failure to successfully implement, improve and integrate these systems and procedures would cause our results of operations to be below expectations.

RISK OF INTERNATIONAL EXPANSION

    In October 1999, we launched eToys.co.uk, which serves customers in the United Kingdom, and in November 1999, we began serving all provinces of Canada through our eToys.com store. We also offer content and community to parents and expectant parents through BabyCentre.co.uk. Our European operations are conducted through a Netherlands subsidiary. We will only continue to expand our presence in foreign markets in a manner consistent with the availability and extent of financing opportunities for such operations. There can be no assurance that such financing opportunities will be available on terms acceptable to us or at all.

    We have relatively little experience in purchasing, marketing and distributing products or services for these markets and may not benefit from any first-to-market advantages. It will be costly to establish international facilities and operations, promote our brand internationally, and develop localized Web sites and stores and other systems. We may not succeed in our efforts in these countries. If net sales from international activities do not offset the expense of establishing and maintaining foreign operations, our business prospects, financial condition and operating results will suffer.

    As the international online commerce market continues to grow, competition in this market will likely intensify. In addition, governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution. This may affect our ability to conduct business internationally.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

    The online commerce market is new, rapidly evolving and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our net sales and results of operations. We expect competition to intensify in the future. In addition, the children's products industries, including toy, video game, books, software, video, music, hobby products, party goods and baby-oriented products, are intensely competitive.

    We currently or potentially compete with a variety of other companies, including:

    - other online companies that include toys and children's and baby products as part of their product offerings, such as Amazon.com (which has partnered with Toysrus.com), Barnesandnoble.com, CDnow, Beyond.com, iBaby, BabyCatalog.com, iVillage and Women.com;

    - traditional store-based toy and children's and baby products retailers such as Toys R Us, FAO Schwarz, Zany Brainy, Noodle Kidoodle, babyGap, GapKids, Gymboree, KB Toys, The Right Start and Babies R Us;

    - major discount retailers such as Wal-Mart, Kmart and Target;

    - online efforts of these traditional retailers, including the online stores operated by Toys R Us (at Amazon.com), Wal-Mart, Kmart, Target, FAO Schwarz, babyGap, GapKids, KB Toys (i.e., KB Kids) and Gymboree;

    - physical and online stores of entertainment entities that sell and license children and baby products, such as The Walt Disney Company and Warner Bros.;

    - catalog retailers of children's and baby products as well as products for toddlers and expectant mothers;

    - vendors or manufacturers of children's and baby products that currently sell some of their products directly online, such as Mattel and Hasbro;

    - Internet portals and online service providers that feature shopping services, such as AOL, Yahoo!, Excite and Lycos; and

    - various smaller online retailers of children's and baby products, such as Smarterkids.com.

    Many traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors can devote substantially more resources to Web site development than we can. In addition, larger, well-established and well-financed entities may join with online competitors or suppliers of children's products, including toys, video games, books, software, video, music, hobby products, party goods and baby-oriented products as the use of the Internet and other online services increases.

    Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. For more details, see the section "Business" which is incorporated by reference into this prospectus.

IF WE ENTER NEW BUSINESS CATEGORIES THAT DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD FAIL TO ATTRACT NEW CUSTOMERS.

    Any new department or product category that is launched or acquired by us, which is not favorably received by consumers could damage our brand or reputation. This damage could impair our ability to attract new customers, which could cause our net sales to fall below expectations. The expansion of our business to include any new department or product category will require significant additional expenses, and strain our management, financial and operational resources. This type of expansion would also subject us to increased inventory risk. We may choose to expand our operations by developing other new departments or product categories, promoting new or complementary products, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of other new or complementary businesses, products or technologies.

IF WE DO NOT SUCCESSFULLY EXPAND OUR WEB SITE AND THE SYSTEMS THAT PROCESS CUSTOMERS' ORDERS, WE COULD LOSE CUSTOMERS AND OUR NET SALES COULD BE REDUCED.

    If we fail to rapidly upgrade our Web site in order to accommodate increased traffic, we may lose customers, which would reduce our net sales. Furthermore, if we fail to rapidly expand the computer systems that we use to process and ship customer orders and process payments, we may not be able to successfully distribute customer orders. As a result, we could lose customers and our net sales could be reduced. In addition, our failure to rapidly upgrade our Web site or expand these computer systems without system downtime, particularly during the fourth calendar quarter, would further reduce our net sales. We may experience difficulty in improving and maintaining such systems if our employees or contractors that develop or maintain our computer systems become unavailable to us. We have experienced periodic systems interruptions, which we believe will continue to occur, while enhancing and expanding these computer systems.

OUR FACILITIES AND SYSTEMS ARE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED PROBLEMS. THE OCCURRENCE OF A NATURAL DISASTER OR OTHER UNEXPECTED PROBLEM COULD DAMAGE OUR REPUTATION AND BRAND AND REDUCE OUR NET SALES.

    We are vulnerable to natural disasters and other unanticipated problems that are beyond our control. Our office facilities in California and London, England, house substantially all of our product development and information systems. Our third-party Web site hosting facilities located in Sunnyvale, California and Herndon, Virginia, house substantially all of our computer and communications hardware systems. Our distribution facilities located in California, Virginia and Belgium house substantially all of our product inventory. A natural disaster, such as an earthquake, or harsh weather or other comparable problems that are beyond our control could cause interruptions or delays in our business and loss of data or render us unable to accept and fulfill customer orders. Any such interruptions or delays at these facilities would reduce our net sales. In addition, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. We have no formal disaster recovery plan and our business interruption insurance may not adequately compensate us for losses that may occur. In addition, the failure by the third-party facilities to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could damage our reputation and brand and impair our business.

OUR NET SALES COULD DECREASE IF OUR ONLINE SECURITY MEASURES FAIL.

    Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. If, as a result, we lose many customers, our net sales could decrease. We rely on security and authentication technology that we license from third parties. With this technology, we perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information.

    Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins, denial of service attacks and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

OUR NET SALES AND GROSS MARGINS WOULD DECREASE IF WE EXPERIENCE SIGNIFICANT CREDIT CARD FRAUD.

    A failure to adequately control fraudulent credit card transactions would reduce our net sales and our gross margins because we do not carry insurance against this risk. We have developed technology to help us to detect the fraudulent use of credit card information. Nonetheless, to date, we have suffered losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

WE FACE THE RISK OF INVENTORY SHRINKAGE.

    If the security measures we use at our distribution facilities do not reduce or prevent inventory shrinkage, our gross profit margin may decrease. We have undertaken a number of measures designed to address inventory shrinkage, including the installation of enhanced security measures at our distribution facilities. These measures may not successfully reduce or prevent inventory shrinkage in future periods. Our failure to successfully improve the security measures we use at our distribution facilities may cause our gross profit margins and results of operations to be significantly below expectations in future periods.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS.

    If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our services and use those of our competitors. To remain competitive, we must continue to enhance and improve the functionality and features of our online store. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing Web site and proprietary technology and systems may become obsolete.

    To develop our Web site and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our Web site, our transaction processing systems and our computer network to meet customer requirements or emerging industry standards.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND COULD IMPAIR OUR BUSINESS.

    Other parties may assert infringement or unfair competition claims against us. In the past, a toy distributor using a name similar to ours sent us notice of a claim of infringement of proprietary rights, which claim was subsequently withdrawn. We have also received a claim from the holders of a home shopping video catalog patent and a remote query communication system patent that our

Internet marketing program and Web site operations, respectively, infringe such patents, and BabyCenter has received a claim from the holder of an automated registry patent that its Web site infringes such patent. We expect to receive other notices from other third parties in the future. We cannot predict whether third parties will assert claims of infringement against us, or whether any past or future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could impair our business.

IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR BRAND AND REPUTATION COULD BE IMPAIRED AND WE COULD LOSE CUSTOMERS.

    The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. We currently hold registered trademarks for "eToys" and "BabyCenter". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and services online. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT, ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD DISRUPT OUR OPERATIONS AND RESULT IN A REDUCTION IN NET SALES.

    The loss of the services of one or more of our key personnel could seriously interrupt our business. We depend on the continued services and performance of our senior management and other key personnel, particularly Edward C. Lenk, our President, Chief Executive Officer and Chairman of the Board. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel. Our relationships with these officers and key employees are generally at will. We do not have "key person" life insurance policies covering any of our employees.

THERE ARE RISKS ASSOCIATED WITH THE BABYCENTER MERGER AND OTHER POTENTIAL ACQUISITIONS. AS A RESULT, WE MAY NOT ACHIEVE THE EXPECTED BENEFITS OF THE BABYCENTER MERGER AND OTHER POTENTIAL ACQUISITIONS.

    We may not realize the anticipated benefits from the BabyCenter merger.

    During 2000, we united our baby businesses, which previously consisted of BabyCenter and the Baby Store at eToys, under the BabyCenter brand. As part of this initiative, we have directed all eToys customers seeking baby-related content and commerce to the BabyCenter.com site. In addition, we have moved all BabyCenter commerce functions, such as distribution and customer service, from San Francisco to Southern California.

    We may not be able to successfully assimilate BabyCenter's additional personnel, operations, acquired technology and products into our business. The merger may further strain our existing financial and managerial controls and reporting systems and procedures. In addition, key BabyCenter personnel may decide not to work for us. These difficulties could disrupt our ongoing business, distract management and employees or increase our expenses. Further, the physical expansion in facilities that has occurred as a result of this merger may result in disruptions that seriously impair our business. In particular, we have operations in multiple facilities in geographically distant areas. We are not experienced in managing facilities or operations in geographically distant areas.

    If we are presented with appropriate opportunities, we intend to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we buy another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to the BabyCenter merger. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which would be dilutive to us or our existing securityholders and could affect the price of our securities.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR SECURITYHOLDERS.

    Provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our securityholders.

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

    - the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

    - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

    A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

    Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our amended and restated certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. Also in accordance with our amended and restated certificate of incorporation, our board of directors has been divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. These provisions of our amended and restated certificate of incorporation, which require the vote of stockholders holding at least a majority of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

                         RISKS RELATED TO OUR INDUSTRY

IF WE ARE UNABLE TO ACQUIRE THE NECESSARY WEB DOMAIN NAMES, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD LOSE CUSTOMERS.

    We may be unable to acquire or maintain Web domain names relating to our brand in the United States and other countries in which we may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names relating to our brand. Such use could damage our brand and reputation and take customers away from our Web site. We currently hold various relevant domain names, including the "eToys.com" and "BabyCenter.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS IF GOVERNMENT REGULATION INCREASES.

    The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States Congress has enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material, and the Federal Trade Commission's Children's Online Privacy Protection Act became effective April 21, 2000. The European Union has enacted its own privacy regulations. In addition, we are subject to existing federal, state and local regulations pertaining to consumer protection, such as the Federal Trade Commission's Mail and Telephone Order Rule. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Any failure by us to comply with the rules and regulations applicable to our business could result in action being taken against us that could have a material adverse effect on our business and results of operations.

    In order to comply with new or existing laws regulating online commerce, we may need to modify the manner in which we do business, which may result in additional expenses. For instance, we may need to spend time and money revising the process by which we fulfill customers' orders to ensure that each shipment complies with applicable laws. We may need to hire additional personnel to monitor our compliance with applicable laws. We may also need to modify our software to further protect our customers' personal information.

WE MAY BE SUBJECT TO LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH.

    As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. In particular, our BabyCenter Web site offers a variety of content for new and expectant parents, including content relating to pregnancy, fertility and infertility, nutrition, child rearing and related subjects, and our ParentCenter Web site offers a variety of content for children ages 2 and over, including content related to child rearing and related subjects. If we face liability, then our reputation and our business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Although we carry general liability insurance to cover claims of these types, there can be no assurance that such insurance will be adequate to indemnify us for all liability that may be imposed on us.

OUR NET SALES COULD DECREASE IF WE BECOME SUBJECT TO SALES AND OTHER TAXES.

    If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, our net sales and results of operations could be harmed. We do not currently collect sales or other similar taxes for physical shipments of goods into states other than California. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation in states outside California could subject our shipments in such states to state sales taxes under current or future laws. If we become obligated to collect sales taxes, we will need to update our system that processes customers' orders to calculate the appropriate sales tax for each customer order and to remit the collected sales taxes to the appropriate authorities. These upgrades will increase our operating expenses. In addition, our customers may be discouraged from purchasing products from us because they have to pay sales tax, causing our net sales to decrease. As a result, we may need to lower prices to retain these customers.

                      RISKS RELATED TO SECURITIES MARKETS

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

    We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders will experience additional dilution. We require substantial working capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. Significant volatility in the stock markets, particularly with respect to Internet stocks, has increased the difficulty of raising additional capital. Although we believe that current cash and cash equivalents and cash that may be generated from operations will be sufficient to meet our anticipated cash needs through June 30, 2001, there can be no assurance to that effect.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL SECURITYHOLDERS.

    The market price for our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

    - actual or anticipated variations in our quarterly operating results;

    - announcements of technological innovations, increased cost of operations or new products or services by us or our competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet and/or online commerce industries;

    - changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies;

    - volatility in the stock markets, particularly with respect to Internet stocks, and decreases in the availability of capital for Internet-related businesses;

    - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

    - potential litigation.

    From May 20, 1999 (the first day of public trading of our common stock), through November 27, 2000, the high and low sales prices for our common stock fluctuated between $84.50 and $1.22. On November 27, 2000, the closing price of our common stock was $2.00. In the past, following periods of volatility in the market price of their securities, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would cause the prices of our securities to fall.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 3, in evaluating an investment in the common stock issuable upon conversion of and issuance of common stock dividends on the series D preferred shares and exercise of the related warrants. This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although eToys believes that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. eToys' future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and eToys assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

                                  THE COMPANY

    We are a leading Web-based retailer focused exclusively on children's products, including toys, video games, books, software, videos, music, hobby products, party goods and baby-oriented products. Through our wholly-owned subsidiary, BabyCenter, we offer Webby-award winning content and community for new and expectant parents and an online store with an extensive selection of baby-oriented products and supplies. Through BabyCenter, we also offer the ParentCenter site, a source of community and content for parents with children ages two and over. By combining our expertise in children's products and our commitment to excellent customer service with the benefits of Internet retailing, we believe we are able to deliver a unique shopping experience to consumers. Our online store offers an extensive selection of competitively priced children's products, with over 125,000 SKUs. Our Web site features detailed product information, helpful and useful shopping services and innovative merchandising through easy-to-use Web pages. In addition, we offer customers the convenience and flexibility of shopping 24 hours a day, seven days a week, with reliable and timely product delivery and excellent customer service.

    In October 1999, we launched eToys.co.uk, which incorporates our technology and online store design and offers consumers in the United Kingdom over 5,000 SKUs of children's toys, software, videos and video games and baby-oriented products tailored to this market. In addition, in November 1999, we began offering services to all provinces of Canada through our eToys.com store, and in March 2000 we launched the BabyCenter brand in the United Kingdom, offering a content and community site for parents and expectant parents located at www.babycentre.co.uk.

    We were incorporated as Toys.com in Delaware in November 1996. In May 1997, we changed our name to eToys.com Inc., and in June 1997, we changed our name to eToys Inc.

                                USE OF PROCEEDS

    The selling securityholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus, although we may receive up to approximately $36.0 million upon exercise of the warrants.

                          DESCRIPTION OF CAPITAL STOCK

    We are authorized to issue 600,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws and by the provisions of applicable Delaware law, particularly the certificate of designations, preferences and rights relating to the series D preferred shares.

COMMON STOCK

    As of September 30, 2000, there were 129,192,187 shares of common stock outstanding, held of record by approximately 1,046 stockholders. In addition, as of September 30, 2000, there were 28,701,671 shares of common stock subject to outstanding options.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

    The board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We currently have only one series of preferred stock outstanding, consisting of 10,000 series D preferred shares. We have no present plans to issue any additional shares of preferred stock.

    SERIES D CONVERTIBLE PREFERRED STOCK

    GENERAL

    On June 12, 2000, we issued 10,000 shares of our series D convertible preferred stock, $10,000 stated value per share, and warrants to purchase 5,018,296 shares of our common stock with a current warrant exercise price of $7.17375 per share in a private placement to select institutional investors. The net proceeds of the offering, after expenses, were approximately $97.8 million. We would receive an additional $36.0 million if the warrants were exercised in full.

    As of November 27, 2000, 6,000 series D preferred shares, with an aggregate stated value of $60.0 million, had been converted into 25,279,899 shares of our common stock, representing an average conversion price of $2.37 per share of common stock.

    DIVIDENDS

    The series D preferred shares carry a dividend rate of 7% per annum, payable semi-annually during the first year and quarterly thereafter or upon conversion or redemption. At our option, dividends may be paid in cash or shares of common stock, subject to satisfaction of the conditions described below. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of a dividend on the series D preferred shares will be equal to the accrued dividends divided by the dividend conversion price as described below.

    For purposes of this calculation, the dividend conversion price will be equal to 95% of the average of the closing sale prices of our common stock during the five consecutive trading days immediately preceding the dividend date. For example, if the dividend date were November 28, 2000 and we elected to pay the dividend in shares of our common stock, 95% of the average of the closing sale prices of our common stock during the five consecutive trading days ending on November 27, 2000 was $1.4844 per share, and we would have been required to issue 218 shares of common stock per share of Series D Preferred Stock in lieu of a cash dividend, calculated as follows, where N represents the number of days since the date of last dividend payment (assuming N is 169 days):

 (0.07) (N/365) ($10,000)
   ----------------------     =  218
          $1.4844

    If we elect to pay the dividends on the Series D preferred shares in shares of common stock, the number of shares of common stock issuable upon conversion of our outstanding notes will increase. For example, assuming we paid all dividends on all outstanding 4,000 shares of series D preferred stock over the three-year term of the securities and assuming the conversion rate of $1.4844 indicated in the illustration above remained constant, we would issue approximately 5.7 million shares of common stock as dividends, and the shares of common stock issuable upon conversion in full of the notes would increase by 77,655 from an aggregate of 2,029,845 shares of common stock to 2,107,500 shares of common stock.

    We will not have the right to pay dividends in shares of our common stock if a triggering event, as described below, has occurred and is continuing. Triggering events include the following:

    - if while the registration statement of which this prospectus forms a part is required to be maintained effective, the effectiveness of the registration statement lapses for any reason, including, without limitation, the issuance of a stop order, or is unavailable to a holder of the series D preferred shares for sale of all of the shares being registered by the registration statement, in accordance with the terms of the related registration rights agreement and such lapse or unavailability continues for a period of 10 consecutive trading days or for more than an aggregate of 20 trading days in any 365-day period;

    - the suspension or delisting from trading of our common stock on the Nasdaq National Market or the New York Stock Exchange for a period of five consecutive trading days or for more than 10 trading days in any 365-day period;

    - our notice to any holder of series D preferred shares of our intent not to comply with a request for conversion tendered in accordance with the terms of the certificate of designations relating to the series D preferred shares;

    - our failure to issue shares of common stock upon conversion prior to the 10th business day after the required date of delivery; or

    - our breach of any representation, warranty, covenant or other term or condition of the documents governing the issuance of the series D preferred shares unless the breach would not have a material adverse effect or is cured within 10 business days after it occurs.

    MATURITY DATE

    The series D preferred shares mature on June 12, 2003, subject to extension in some circumstances, at which time the series D preferred shares must be redeemed or converted at our option. If we elect to redeem any series D preferred shares outstanding on June 12, 2003, the amount required to be paid will be equal to the liquidation preference of the series D preferred shares, which equals the price originally paid for such shares plus accrued and unpaid dividends. If we elect to convert any series D preferred shares outstanding on June 12, 2003, we will be required to issue shares in an amount determined as described below under "Description of Capital Stock--Preferred Stock--Series D Convertible Preferred Stock--Conversion."

    CONVERSION

    Subject to the conditions described below, we may require the selling securityholders to convert the series D preferred shares into shares of our common stock. In addition, beginning on January 30, 2001 or earlier under the conditions described below, the selling securityholders will have the right to convert the series D preferred shares into shares of our common stock. Regardless of whether the selling securityholders elect to convert or we require conversion, the number of shares of common stock to be issued upon conversion of a series D preferred share is determined by dividing the sum of $10,000 plus accrued and unpaid dividends by the applicable conversion price as described below. The applicable conversion price will be a percentage of the lowest closing bid price of our common stock for the five consecutive trading days ending on and including the conversion date, provided that the conversion price will not exceed $25.00 per share, subject to adjustment. The conversion percentage equals 100% on June 12, 2000 and then decreases permanently one percentage point on the first day of every calendar month following June 12, 2000, provided that the conversion percentage will never be less than 85%, except in the event we require conversion following the announcement of a merger transaction. As of November 27, 2000, the conversion percentage is equal to 95%. The lowest closing bid price of our common stock for the five consecutive trading days ending on November 27, 2000 was $1.2188.

    The following table sets forth the number of shares of common stock we would be required to issue upon conversion of the outstanding 4,000 series D preferred shares at an assumed conversion price of $1.1579 per share of common stock as of November 27, 2000, and the resulting percentage of our total shares of common stock outstanding after such a conversion. The table also sets forth the number of shares of common stock we would be required to issue assuming (1) increases of 25%, 50% and 75% in the assumed conversion price; (2) decreases of 25%, 50% and 75% in the assumed conversion price; and (3) as of November 27, 2000, the fixed conversion price of $25.00 per share, subject to adjustment as provided in the certificate of designations.

                                       APPROXIMATE NUMBER           PERCENTAGE OF
ASSUMED CONVERSION PRICE            OF SHARES OF COMMON STOCK       COMMON STOCK
PER SHARE OF COMMON STOCK          ISSUABLE UPON CONVERSION(1)   AFTER CONVERSION(2)
-------------------------          ---------------------------   -------------------
$2.0263 (+75%)...................          19.7 million                 11.7%
$1.7369 (+50%)...................          23.0 million                 13.5
$1.4474 (+25%)...................          27.6 million                 15.7
$1.1579..........................          34.5 million                 18.9
$0.8684 (-25%)...................          46.1 million                 23.8
$0.5790 (-50%)...................          69.1 million                 31.8
$0.2895 (-75%)...................         138.2 million                 48.3
$25.00 (Current Maximum).........           1.6 million                  1.1

------------------------

(1) The number of shares of common stock issuable upon conversion and the percentage of outstanding common stock after such conversion set forth above do not take into account any shares of common stock that may be issuable as dividends on the series D preferred shares or upon exercise of the warrants issued in connection with the sale of the series D preferred shares. If the dividends on series D preferred shares had been paid in common stock for the $40.0 million stated value of the outstanding series D preferred shares over the three-year term thereof, assuming a constant dividend conversion price of $1.4844, and the related warrants had been fully exercised as of November 27, 2000, we would have been required to issue an additional
    5.7 million shares as payment for accrued dividends and an additional 5,018,296 shares upon the exercise of the related warrants.

(2) Calculated based on 147,948,546 shares of common stock issued and outstanding as of November 27, 2000.

    Subject to the conditions discussed below, we have the right to require conversion of any or all of the outstanding series D preferred shares, subject to a volume limitation equal to 20% of our daily trading volume per day. Among the conditions to our ability to require conversion of the series D preferred shares are the following:

    - a registration statement is effective at all times during the period between the effectiveness of the registration statement and the date of conversion, covering the resale of that number of shares required to be registered pursuant to the related registration rights agreement;

    - the common stock has been listed on a national market or exchange since the effective date on the registration statement and delisting or suspension has not been threatened;

    - from the date the series D preferred shares were issued through the required conversion date, there has not been a triggering event as described under "Description of Capital Stock--Preferred Stock--Series D Convertible Preferred Stock--Dividends" or an event that without being cured would constitute a triggering event or a public announcement of a pending change of control;

    - we agree to convert at least an aggregate of 100 shares;

    - from the date the series D preferred shares were issued through the required conversion date, we have timely delivered shares of common stock upon conversion of the series D preferred shares and exercise of the related warrants;

    - during the six consecutive days ending on and including the day immediately preceding the date we give notice of a required conversion, we have not delivered to the holders of the series D preferred shares a notice of conversion at our election; and

    - we have not failed to timely make any payments due to the holders of the series D preferred shares later than 5 business days after such payment was due.

    The selling securityholders do not have the right to convert any of the series D preferred shares before January 30, 2001. This restriction on the holders' ability to convert their series D preferred shares, however, will not apply:

    - with respect to the number of series D preferred shares we require the holders to convert as set forth in a conversion election notice;

    - after the delisting or suspension or the threatened delisting or suspension from trading of our common stock;

    - after the occurrence of a change of control or the announcement of a pending change of control;

    - after there has occurred a triggering event as described under "Description of Capital Stock--Preferred Stock--Series D Convertible Preferred Stock--Dividends" or an event that without being cured would constitute a triggering event;

    - after we issue any other convertible securities at a variable conversion price, subject to exceptions;

    - after any date on which we fail to pay the redemption price for any series D preferred shares in a timely manner in accordance with a redemption at our election;

    - beginning after September 10, 2000, if the closing sale price of our common stock is less than $3.00 per share for any 10 trading days during 15 consecutive trading days, or is less than $2.30 per share for any three consecutive trading days; or

    - with respect to any conversion of series D preferred shares at a price equal to $25.00, subject to adjustment.

    In accordance with the agreement pursuant to which we sold the series D preferred shares, as of November 27, 2000, 6,000 series D preferred shares, with an aggregate stated value of $60.0 million, had been converted into 25,279,899 shares of our common stock, representing an average conversion price of $2.37 per share of common stock. In addition, on November 15, 2000, we delivered a conversion notice to the selling securityholders requiring the conversion of an aggregate of 2,000 series D preferred shares, with an aggregate stated value of $20.0 million, of which 1,400 shares have been converted into 12,482,581 shares of our common stock as of November 27, 2000. We also entered into an agreement with the selling securityholders under which we agreed to deliver another conversion notice to them on or before January 1, 2001, requiring the conversion of an aggregate of at least 1,000 series D preferred shares, with an aggregate stated value of $10.0 million. On November 27, 2000, we delivered a conversion notice to the selling securityholders requiring the conversion of an aggregate of 1,000 series D preferred shares. For the complete terms of that agreement, please refer to the "Waiver and Agreement," which is filed as an exhibit to the registration statement of which this prospectus forms a part.

    On and after January 30, 2001, the holders of the series D preferred shares have the right to convert their shares of series D preferred shares without restriction as described above.

    In addition, no holder may convert any series D preferred shares exceeding the number of shares which, upon giving effect to such conversion, would cause the holder, together with the holder's affiliates, to have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination any shares of common stock issuable upon conversion of the series D preferred shares that have not been converted and upon exercise of the related warrants that have not been exercised.

    REDEMPTION

    We also have the right, provided specified conditions are satisfied, to redeem some or all of the outstanding series D preferred shares for cash equal to a percentage of the price paid for each preferred share plus accrued dividends. The redemption percentage equals 100% on June 12, 2000 and then increases permanently one percentage point on the first day of every calendar month following June 12, 2000, provided that the redemption percentage will never be greater than 124%.

    The conditions to our right to redeem series D preferred shares include, among others:

    - we have timely delivered shares of common stock upon conversion of the series D preferred shares and exercise of the related warrants;

    - a registration statement relating to the series D preferred shares and warrants has been effective for at least 20 days prior to the redemption date covering the resale of that number of shares required to be registered pursuant to the related registration rights agreement;

    - the common stock has been listed on a national market or exchange for at least 20 days prior to the redemption date;

    - from June 12, 2000 through the date of a redemption at our election, there has not occurred a triggering event or an event that without being cured would constitute a triggering event or a public announcement of a pending change of control;

    - on or before September 30, 2000 we have obtained stockholder approval for the issuance of the common stock issuable upon conversion of and the issuance of common stock dividends on the series D preferred shares and exercise of the related warrants;

    - we have not failed to timely make any payments due to the holders of the series D preferred shares later than 5 business days after such payment was due; and

    - on or after November 9, 2000 the registration statement covering the resale of the shares of common stock underlying the series D preferred shares and the related warrants has been declared effective.

    As of the date of this prospectus, we have obtained stockholder approval for the issuance of the common stock issuable upon conversion of and in lieu of cash dividends on the series D preferred shares and upon exercise of the related warrants, and a registration statement covering the resale of the shares of common stock underlying the series D preferred shares and the related warrants has been declared effective by the Commission.

    If a triggering event as described under "Description of Capital Stock--Preferred Stock--Series D Convertible Preferred Stock--Dividends" occurs, the holders of the series D preferred shares will have the right to require us to redeem all or a portion of any outstanding series D preferred shares for cash. The redemption price in such a case is the greater of:

    - 125% of the price paid for the series D preferred shares plus accrued dividends; or

    - the product of the number of shares of common stock into which the series D preferred stock is convertible multiplied by the closing sale price of our common stock on the day immediately before the triggering event occurs.

    REDEMPTION OR CONVERSION UPON CHANGE OF CONTROL

    At any time after the date we publicly announce a merger transaction and subject to conditions on our ability to redeem the series D preferred shares as described above under the heading "Redemption," we have the right to require that all of the outstanding series D preferred shares be redeemed at a price equal to 125% of the price paid for such shares plus accrued dividends. In addition, in the event of a merger transaction, a hostile takeover or a sale of all or substantially all of our assets, each holder of the series D preferred shares at its option has the right to require us to redeem all or a portion of such holder's preferred shares at a price equal to 125% of the price paid for such shares plus accrued dividends, unless we have issued a conversion notice in connection with a merger transaction, as described in the next paragraph.

    Alternatively, in the event of a merger transaction and subject to the conditions on our ability to require conversion of the series D preferred shares, as described above under the heading "Conversion," we have the right to require that all of the outstanding series D preferred shares be converted at the applicable conversion price. In addition, each holder of the series D preferred shares has the right to convert all or a portion of its preferred shares after the occurrence of a change of control or the announcement of a pending change of control. In the event of a change of control, the applicable conversion price will not be higher than the conversion price which would have been applicable on the date of the public announcement of the change of control.

    LIQUIDATION PREFERENCE

    In the event of our liquidation, the holders of the series D preferred shares will be entitled to a liquidation preference before any amounts are paid to the holders of our common stock. The liquidation preference is equal to the amount originally paid for the series D preferred shares, or $10,000 per share, plus accrued and unpaid dividends on any outstanding series D preferred shares.

    VOTING RIGHTS

    Other than as required by law, the holders of the series D preferred shares have no voting rights except that the consent of holders of at least two-thirds of the outstanding series D preferred shares will be required to effect any change in either our amended and restated certificate of incorporation or certificate of designations that would change any of the rights of the series D preferred shares or to issue any other additional series D preferred shares.

WARRANTS

    Warrants to purchase 5,018,296 shares of our common stock were issued in connection with the sale of the series D preferred shares as of June 12, 2000 at an exercise price of $7.17375 per share, subject to anti-dilution adjustments. The exercise price may also be lowered to the average of the closing bid prices for the 10 trading days immediately preceding and including June 12, 2001, if such average price is less than $7.17375. We intend to use the proceeds if the warrants are exercised primarily for working capital and general corporate purposes.

    As of September 30, 2000, other than the warrants issued to the holders of the series D preferred shares, there were warrants outstanding to purchase a total of (a) 2,500 shares of common stock at a price of $50.375 per share and
(b) 1,500 shares of common stock at a price of $11.375 per share.

REGISTRATION RIGHTS

    As of September 30, 2000, certain holders of our common stock who may be deemed to be our affiliates may be entitled to have their shares of common stock, consisting of approximately 29.0 million outstanding shares and approximately 4.0 million shares subject to outstanding options (the "registrable securities"), registered by us under the Securities Act under the terms of an agreement between us and the holders of the registrable securities. Subject to limitations specified in such agreement, these registration rights include the following:

    - The holders of at least 25% of the then outstanding registrable securities may require, on two occasions beginning November 16, 1999 that we use our best efforts to register the registrable securities for public resale.

    - If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions. However, each holder of registrable securities entitled to piggyback registration rights has waived such rights with respect to the registration statement relating to the series D preferred stock and related warrants.

    - The holders of at least 25% of the then outstanding registrable securities may require us on three occasions to register all or a portion of their registrable securities on Form S-3, provided that the proposed aggregate selling price is at least $2,000,000.

    We will bear all registration expenses other than underwriting discounts and commissions. All registration rights terminate on May 25, 2004 or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act or other comparable provisions.

    In addition, the holders of the series D preferred shares and related warrants are entitled to have the shares of common stock underlying such securities registered by us under the terms of an agreement between us and the holders of the series D preferred shares and related warrants. Under the terms of such agreement, we are required to register at least 200% of the number of shares of common stock issuable upon conversion of and in lieu of cash dividends on the series D preferred shares and exercise of the related warrants. We are also required to maintain the effectiveness of the registration statement covering such shares of common stock until the earlier of:

    - the date as of which the holders of the series D preferred shares and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act, and

    - the date on which the holders of the series D preferred shares and warrants have sold all of the shares of common stock issued or issuable upon conversion of the series D preferred shares and exercise of the related warrants.

    We will bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the series D preferred shares and the related warrants.

    In connection with our acquisition of certain assets of eParties, Inc., we have also registered 175,000 shares of our common stock acquired by eParties. We are required to maintain the effectiveness of the registration statement covering such shares of common stock until the earlier of (a) June 8, 2001 and
(b) the date on which all such common shares have been disposed of through the registration statement. We have paid all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to such common shares.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAW
  PROVISIONS

    Provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of eToys to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

    - the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

    - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

    Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our amended and restated certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. Also in accordance with our amended and restated certificate of incorporation, our board of directors has been divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. These provisions of our amended and restated certificate of incorporation, which require the vote of stockholders holding at least a majority of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C. The transfer agent's address is 400 South Hope Street, 4th Floor, Los Angeles, California 90071 and telephone number is
(213) 553-9700.

                            SELLING SECURITYHOLDERS

    The shares of common stock being offered by the selling securityholders are issuable (1) upon conversion of or issuance of common stock dividends on the series D preferred shares or (2) upon exercise of the related warrants. For additional information regarding the Series D Convertible Preferred Shares, see "Description of Capital Stock--Preferred Stock--Series D Convertible Preferred Stock." We are registering the shares in order to permit the selling securityholders to offer the shares of common stock for resale from time to time. Except for the ownership of the series D preferred shares, the warrants and the notes, the selling securityholders have not had any material relationship with us within the past three years.

    The table below lists the selling securityholders and other information regarding the beneficial ownership of the common stock by each of the selling securityholders. The second column lists, for each selling securityholder, the number of shares of common stock, based on its ownership of series D preferred shares and related warrants, that would have been issuable to the selling securityholders on November 27, 2000 assuming conversion of the outstanding series D preferred shares, accrued dividends and the exercise of all warrants held by such selling securityholders on that date, without regard to any limitations on conversions or exercise. Because conversion of the series D preferred shares is based on a formula that depends on the market price of our common stock, the numbers listed in the second column may fluctuate from time to time. The third column lists each selling securityholder's pro rata portion, based on its ownership of series D preferred shares, of the 60,467,480 shares of common stock being offered by this prospectus.

    We determined the number of shares of common stock to be offered for resale by this prospectus by agreement with the selling securityholders and in order to adequately cover a reasonable increase in the number of shares required. Our calculation of the number of shares to be offered for resale assumes a conversion price as of November 27, 2000 of $1.1579, which represents 95% of the lowest closing bid price during the five consecutive trading days through and including November 27, 2000, the trading date immediately preceding the filing of the registration statement of which this prospectus forms a part. In accordance with the terms of the registration rights agreement with the holders of the series D preferred shares, this prospectus covers the resale of 200% of the number of shares of common stock issuable upon conversion of the series D preferred shares, determined as if the series D preferred shares were converted in full at the assumed conversion price of $1.1579, plus 200% of the number of shares of common stock issuable in lieu of cash dividends payable on the series D preferred shares, plus 200% of the number of shares of common stock issuable upon exercise of the related warrants, less the amount of shares of common stock previously registered with respect to the series D preferred shares and related warrants on a registration statement filed on June 23, 2000, and declared effective on June 30, 2000, that have not been sold as of November 27, 2000. Because the conversion of the series D preferred shares into common stock is based on a formula that depends upon the market price of our common stock, the number of shares that will actually be issued upon conversion may be more than the 60,467,480 shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by each selling securityholder.

    Under the certificate of designations for the series D preferred shares and under the terms of the warrants, no selling securityholder may convert series D preferred shares or exercise the warrants, respectively, to the extent such conversion or exercise would cause such selling securityholder, together with its affiliates, to have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 9.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the series D preferred shares which have not been converted and upon exercise of the related warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                    COMMON SHARES
NAME OF SELLING                   BENEFICIALLY OWNED   COMMON SHARES OFFERED   COMMON SHARES OWNED
SECURITY HOLDER                   PRIOR TO OFFERING     BY THIS PROSPECTUS       AFTER OFFERING
---------------                   ------------------   ---------------------   -------------------
HFTP Investment, L.L.C.(1)......       8,833,375            13,409,364                  0
Leonardo, L.P.(2)...............      17,700,832(3)         25,722,873                  0(3)
Wingate Capital Ltd.(4).........       5,564,594             7,438,513                  0
Fisher Capital Ltd.(4)..........      10,385,197            13,896,730                  0

------------------------

(1) Promethean Investment Group, LLC, a New York limited liability company ("Promethean"), serves as investment advisor to HFTP Investment, L.L.C. ("HFTP") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F.
    O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP. HFTP is not a registered broker-dealer. HFTP, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(2) Angelo, Gordon & Co., L.P. ("Angelo Gordon") is a general partner of Leonardo, L.P. and consequently has voting control and investment discretion over securities held by Leonardo, L.P. Angelo Gordon disclaims beneficial ownership of the shares held by Leonardo, L.P. Mr. John M. Angelo, the Chief Executive Officer of Angelo Gordon, and Mr. Michael L. Gordon, the Chief Operating Officer of Angelo Gordon, are the sole general partners of AG Partners, L.P., the sole general partner of Angelo Gordon. As a result, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo Gordon. Leonardo, L.P. is not a registered broker-dealer. Leonardo, L.P., however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

(3) Does not include approximately 195,541 shares of common stock issuable upon conversion of $14,450,000 principal amount of our 6.25% Convertible Subordinated Notes due December 1, 2004 held, as of November 27, 2000, by Leonardo, L.P.

(4) Citadel Limited Partnership is the trading manager of each of Fisher
    Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership information for each of the Citadel Entities does not include ownership information for the other Citadel Entities. Citadel Limited Partnership, Kenneth C. Griffin and each of the Citadel Entities disclaim ownership of the shares held by the other Citadel Entities, Citadel Trading Group LLC and Aragon Investments Ltd. Neither Fisher nor Wingate is a registered broker-dealer. Each of Fisher and Wingate, however, is under common control with, and therefore an affiliate of, a registered broker-dealer.

                              PLAN OF DISTRIBUTION

    We are registering the shares of common stock issuable upon conversion of or issuance of common stock dividends on the series D preferred stock and upon exercise of the related warrants to permit the resale of the shares of common stock by the holders of the series D preferred stock and the related warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock, although we may receive up to approximately $36.0 million upon exercise of the warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

    The selling securityholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

    (1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

    (2) in the over-the-counter market,

    (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

    (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or

    (5) through the settlement of short sales.

    In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

    The selling securityholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling securityholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

    The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In addition, upon our being notified by a named selling securityholder that a donee or a pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

    Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

    The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

    We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $65,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; PROVIDED, HOWEVER, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling securityholders will be entitled to contribution. We will be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling securityholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution.

    Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock being offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at March 31, 2000 and 1999, and for each of the three years in the period ended March 31, 2000 and the financial statements of BabyCenter, Inc. as of March 31, 1999 and September 30, 1998 and 1997 and for the six month period ended March 31, 1999, the year ended September 30, 1998 and the period from inception (February 11, 1997) to September 30, 1997 included in our Annual Report on Form 10-K for the year ended March 31, 2000, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    eToys is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, eToys files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by eToys may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's following Regional Offices' New York Regional Office, 7 World Trade Center, New York, New York, 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. eToys's common stock is listed on The Nasdaq Stock Market's National Market System and such reports, proxy statements and other information concerning eToys may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

    1.  Annual Report on Form 10-K for the fiscal year ended March 31, 2000.

    2. Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2000; and September 30, 2000.

    3. Current Reports on Form 8-K dated June 2, 2000; June 13, 2000; and November 16, 2000.

    4. The description of our capital stock contained in our registration statement on Form 8-A filed pursuant to the Exchange Act, including any amendment or report filed to update the description.

    You may request a copy of these filings, at no cost by writing or telephoning us at the following address:

      eToys Inc.
       General Counsel
       12200 W. Olympic Blvd.
       Los Angeles, CA 90064
       (310) 998-6000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by eToys in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................    $18,708
Printing and engraving expenses.............................     10,000
Legal fees and expenses.....................................     20,000
Accounting fees and expenses................................     10,000
Miscellaneous fees and expenses.............................      6,292
                                                                -------
  Total.....................................................    $65,000
                                                                =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of our amended and restated certificate of incorporation and Article VI of our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our officers and directors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

       NUMBER           DESCRIPTION
---------------------   -----------
         3.1            Amended and Restated Certificate of Incorporation
                        (incorporated herein by reference to Exhibit 3.6 to the
                        Registrant's Registration Statement on Form S-1 filed
                        February 17, 1999)

         3.2 Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly
                        Report on Form 10-Q filed November 14, 2000)

         3.3            Certificate of Designations, Preferences and Rights
                        (incorporated herein by reference to Exhibit 3.1 to the
                        Registrant's Current Report on Form 8-K filed June 13, 2000)

         4.1            Form of Warrant (incorporated herein by reference to Exhibit
                        4.1 to the Registrant's Current Report on Form 8-K filed
                        June 13, 2000)

         5.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered

        10.1            Registration Rights Agreement, dated as of June 12, 2000, by and among eToys and certain investors (incorporated herein by reference to Exhibit 10.1 to the Registrant's Current
                        Report on Form 8-K filed June 13, 2000)

        10.2            Securities Purchase Agreement, dated as of June 12, 2000, by and among eToys and certain investors (incorporated herein by reference to Exhibit 10.2 to the Registrant's Current
                        Report on Form 8-K filed June 13, 2000)

        10.3            Placement Agent Agreement, dated as of June 12, 2000, by and between eToys and Promethean Capital Group, LLC
                        (incorporated herein by reference to Exhibit 10.3 to the
                        Registrant's Registration Statement on Form S-3 filed June
                        23, 2000 (File No. 333-40018))

        10.4            Waiver and Agreement, dated as of November 15, 2000, by and among eToys and certain investors (incorporated herein by
                        reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed November 16, 2000)

        23.1            Consent of Ernst & Young LLP, Independent Accountants

        23.2            Consent of Ernst & Young LLP, Independent Accountants

        23.3*           Consent of Attorneys (see Exhibit 5.1)

        24.1            Power of Attorney (included on signature page)

------------------------

*   To be filed by amendment

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on November 24, 2000.

                                                       eTOYS INC.

                                                       By:              /s/ PETER JUZWIAK
                                                            -----------------------------------------
                                                                          Peter Juzwiak
                                                                        VICE PRESIDENT AND
                                                                         GENERAL COUNSEL

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Steven J. Schoch and Peter Juzwiak, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign in his name and on his behalf (i) any and all amendments (including post-effective amendments), supplements and additions to this registration statement, (ii) any and all registration statements relating to an offering contemplated pursuant to Rule 415 of the Securities Act of 1933, as amended, and (iii) any and all registration statements filed pursuant to Rule 462 under the Securities Act, of the eToys common stock and any and all amendments (including post-effective amendments), supplements and additions thereto, and to file each of the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Such attorneys-in-fact and agents shall have, and may exercise, all of the powers hereby conferred.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                     TITLE                   DATE
                        ----                                     -----                   ----
                 /s/ EDWARD C. LENK                    President, Chief
     -------------------------------------------       Executive Officer and      November 24, 2000
                   Edward C. Lenk                      Chairman of the Board

                /s/ STEVEN J. SCHOCH
     -------------------------------------------       Chief Financial Officer    November 24, 2000
                  Steven J. Schoch

                 /s/ PETER C.M. HART
     -------------------------------------------       Director                   November 24, 2000
                   Peter C.M. Hart

                    /s/ TONY HUNG
     -------------------------------------------       Director                   November 24, 2000
                      Tony Hung

                 /s/ MICHAEL MORITZ
     -------------------------------------------       Director                   November 24, 2000
                   Michael Moritz

                   /s/ DANIEL NOVA
     -------------------------------------------       Director                   November 24, 2000
                     Daniel Nova

                                 EXHIBIT INDEX

       NUMBER           DESCRIPTION
---------------------   -----------
         3.1            Amended and Restated Certificate of Incorporation
                        (incorporated herein by reference to Exhibit 3.6 to the
                        Registrant's Registration Statement on Form S-1 filed
                        February 17, 1999)

         3.2 Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Registrant's Quarterly
                        Report on Form 10-Q filed November 14, 2000)

         3.3            Certificate of Designations, Preferences and Rights
                        (incorporated herein by reference to Exhibit 3.1 to the
                        Registrant's Current Report on Form 8-K filed June 13, 2000)

         4.1            Form of Warrant (incorporated herein by reference to Exhibit
                        4.1 to the Registrant's Current Report on Form 8-K filed
                        June 13, 2000)

         5.1* Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered

        10.1            Registration Rights Agreement, dated as of June 12, 2000, by and among eToys and certain investors (incorporated herein by reference to Exhibit 10.1 to the Registrant's Current
                        Report on Form 8-K filed June 13, 2000)

        10.2            Securities Purchase Agreement, dated as of June 12, 2000, by and among eToys and certain investors (incorporated herein by reference to Exhibit 10.2 to the Registrant's Current
                        Report on Form 8-K filed June 13, 2000)

        10.3            Placement Agent Agreement, dated as of June 12, 2000, by and between eToys and Promethean Capital Group, LLC
                        (incorporated herein by reference to Exhibit 10.3 to the
                        Registrant's Registration Statement on Form S-3 filed June
                        23, 2000 (File No. 333-40018))

        10.4            Waiver and Agreement, dated as of November 15, 2000, by and among eToys and certain investors (incorporated herein by
                        reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed November 16, 2000)

        23.1            Consent of Ernst & Young LLP, Independent Accountants

        23.2            Consent of Ernst & Young LLP, Independent Accountants

        23.3*           Consent of Attorneys (see Exhibit 5.1)

        24.1            Power of Attorney (included on signature page)

------------------------

*   To be filed by amendment